Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	Art Parker
President & Chief Executive Officer	Chief Financial Officer
(704) 815-7700	(704) 815-7700
MEDCATH ANNOUNCES COMPLETION OF TWO HOSPITAL SALES
Transactions Involved the Sale of Arizona Heart Hospital and the
Sale of MedCath’s Interest in Avera Heart Hospital of South Dakota
     CHARLOTTE, N.C., Oct. 4, 2010 — MedCath Corporation (Nasdaq: MDTH) announced today the completion of sales involving its interests in two hospitals, Arizona Heart Hospital and Avera Heart Hospital of South Dakota.
     The sales mark MedCath’s first completed transactions since it announced the formation of a Strategic Options Committee in March to consider the sale either of the entire company or its assets.
     Under terms of the Arizona Heart Hospital transaction, which was announced Aug. 9, Vanguard Health Systems assumed approximately $300,000 in capital leases and paid approximately $32.0 million for certain of the hospital assets, plus certain net working capital. The limited liability company which has owned the Arizona Heart Hospital retained all accounts receivable and the hospital’s remaining liabilities. Based on current asset and liability amounts, MedCath anticipates that total net proceeds that it will receive from the transaction, after payment of retained liabilities, collection of accounts receivable and estimated closing costs and income tax, will be approximately $31.5 million. The final purchase price is subject to certain post-closing working capital and other adjustments.
     Under terms of the Avera Heart Hospital of South Dakota transaction, which was announced Aug. 30, Avera McKennan purchased a MedCath subsidiary which was the indirect owner of a one-third ownership interest and which held management rights in Avera Heart Hospital of South Dakota. Avera McKennan paid $20.0 million plus a percentage of available cash, which in the aggregate is anticipated to net approximately $16.0 million to MedCath after closing costs and estimated taxes. The final purchase price is subject to post-closing working capital adjustments. Two-thirds of the hospital is now owned by Avera McKennan, a member of Avera Health, a regional health care family of more than 235 facilities in South Dakota, North Dakota, Minnesota, Iowa and Nebraska.
     Both hospitals have received national acclaim, with each being ranked for several years as one of the nation’s 100 Top Hospitals® for cardiovascular care by Thomson-Reuters.

     Arizona Heart Hospital was also one of three MedCath hospitals cited for being among the leading hospitals in America by Consumers’ Checkbook survey, according to the May/June 2009 issue of AARP The Magazine. And recently HealthGrades, the leading independent health care ratings organization, ranked Arizona Heart Hospital among the top 5 percent of hospitals in the nation and No. 1 in Arizona for overall cardiac services and vascular surgery.
     Avera Heart Hospital of South Dakota also became the region’s first Accredited Chest Pain Center, ranks in the top 2 percent in the nation for patient experience and ranks in the top 5 percent in the nation for heart attack mortality rate.
     “These hospitals exemplify the MedCath model of patient-focused, high quality care and they showed how working closely with our physician partners, we fundamentally changed how cardiovascular services were provided in these areas,” said O. Edwin French, MedCath’s president and CEO. “We know the new owners will continue that legacy, and we wish them continued success.”
     About MedCath
     MedCath Corporation, headquartered in Charlotte, N.C., is a health care provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates eight hospitals with a total of 711 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, and Texas. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
     Parts of this announcement contain forward-looking statements that involve risks and uncertainties, including estimated net proceeds from the sale of two hospitals. Although MedCath’s management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to various risks, including obtaining required regulatory approvals and satisfaction of other closing conditions, that are difficult or impossible to predict accurately and, in some cases, are beyond MedCath’s control. Actual results could differ materially from those projected in these forward-looking statements. MedCath assumes no obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
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